Exhibit 23.1

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


	We consent to the incorporation by reference in the Registration Statements (Form S-8 File Numbers 333-15307 pertaining to the Employee ESOP/401(k) Plan, 333-15311 pertaining to the 1996 Stock Option Plan, 333-92427 pertaining to the 1998 Non-employee Directors Stock Plan and 1998 Stock Option Plan, 333-109561 pertaining to the 1998 Stock Option Plan, and 333-115218 pertaining to the 2004 Stock Option Plan and 2004 Non-employee Directors Stock Plan and Form S-3 File Number 333-15309 pertaining to the Non-employee Directors Stock Plan,) of our report dated February 18, 2005, with respect to the consolidated financial statements of VSE Corporation and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2004.





                                                           /s/ Ernst & Young LLP


  McLean, Virginia
  March 8, 2005